HOME EQUITY ASSET TRUST 2006-6

DERIVED INFORMATION  [7/11/06]

[$875,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$875,000,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Fixed Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date.  Approximately 2.4% of the mortgage loans do not provide for any payments of principal in the first five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,331
Total Outstanding Loan Balance	$124,601,411*	Min	Max
Average Loan Current Balance	$93,615	$9,973	$759,766
Weighted Average Original LTV	82.6%**
Weighted Average Coupon	8.87%	6.00%	14.13%
Arm Weighted Average Coupon	0.00%
Fixed Weighted Average Coupon	8.87%
Weighted Average Margin	0.00%	0.00%	0.00%
Weighted Average FICO (Non-Zero)	623
Weighted Average Age (Months)	4
% First Liens	75.4%
% Second Liens	24.6%
% Arms	00.0%
% Fixed	100.0%
% of Loans with Mortgage Insurance	0.0%

*

Approximately [$128,500,000] of the total approximately [$850,000,100] deal collateral will be comprised of FRM loans.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
6.00 - 6.00	2	742,938	0.6	6.00	79.5	677
6.01 - 6.50	17	3,039,886	2.4	6.39	69.7	653
6.51 - 7.00	49	9,695,188	7.8	6.90	73.1	645
7.01 - 7.50	90	15,383,794	12.3	7.31	73.7	630
7.51 - 8.00	166	24,533,123	19.7	7.81	77.7	623
8.01 - 8.50	102	11,305,550	9.1	8.32	78.8	616
8.51 - 9.00	115	12,189,932	9.8	8.81	82.4	606
9.01 - 9.50	78	6,960,174	5.6	9.31	84.8	609
9.51 - 10.00	166	10,722,895	8.6	9.87	89.4	615
10.01 - 10.50	117	7,404,501	5.9	10.31	90.8	626
10.51 - 11.00	135	7,754,390	6.2	10.84	92.6	626
11.01 - 11.50	71	3,951,814	3.2	11.27	93.2	625
11.51 - 12.00	110	5,586,126	4.5	11.82	97.7	622
12.01 - 14.13	113	5,331,099	4.3	12.64	98.9	622
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	2	95,157	0.1	13.09	100.0	0
476 - 500	1	115,758	0.1	9.28	64.4	500
501 - 525	10	1,140,708	0.9	10.08	66.3	514
526 - 550	42	6,414,960	5.1	9.70	73.9	542
551 - 575	66	7,632,811	6.1	8.66	72.6	564
576 - 600	186	18,384,139	14.8	8.95	80.8	589
601 - 625	321	33,064,289	26.5	8.49	83.2	612
626 - 650	320	24,544,575	19.7	9.26	87.5	637
651 - 675	288	22,266,833	17.9	9.10	86.2	662
676 - 700	66	6,269,077	5.0	8.44	81.3	685
701 - 725	12	2,174,075	1.7	7.29	79.2	712
726 - 750	9	1,511,554	1.2	7.87	80.8	737
751 - 775	5	794,995	0.6	7.25	71.3	762
776 - 800	3	192,479	0.2	7.58	58.1	789
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
9,973 - 50,000	420	13,275,964	10.7	10.89	96.2	636
50,001 - 100,000	505	36,425,013	29.2	9.65	86.7	625
100,001 - 150,000	185	22,659,795	18.2	8.55	79.6	619
150,001 - 200,000	102	17,372,325	13.9	8.18	78.6	616
200,001 - 250,000	60	13,468,181	10.8	8.01	76.2	616
250,001 - 300,000	18	4,736,221	3.8	7.73	72.4	622
300,001 - 350,000	17	5,558,361	4.5	7.95	79.8	615
350,001 - 400,000	10	3,713,541	3.0	7.18	79.5	625
400,001 - 450,000	4	1,727,203	1.4	8.94	80.0	590
450,001 - 500,000	4	1,918,497	1.5	7.34	80.7	662
550,001 - 600,000	4	2,343,186	1.9	7.68	76.2	654
600,001 - 650,000	1	643,358	0.5	7.23	75.0	640
750,001 - 759,767	1	759,766	0.6	7.75	80.0	630
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
16.67 - 50.00	41	4,627,562	3.7	7.84	39.7	610
50.01 - 55.00	12	1,631,443	1.3	8.12	52.0	597
55.01 - 60.00	13	1,791,414	1.4	7.79	57.4	618
60.01 - 65.00	25	3,954,696	3.2	8.10	63.8	601
65.01 - 70.00	44	5,519,310	4.4	8.22	69.1	605
70.01 - 75.00	104	16,704,869	13.4	8.09	74.6	617
75.01 - 80.00	254	36,052,523	28.9	7.80	79.7	626
80.01 - 85.00	66	8,353,604	6.7	8.99	84.8	594
85.01 - 90.00	129	9,031,445	7.2	9.40	89.4	631
90.01 - 95.00	83	6,528,738	5.2	9.23	94.5	648
95.01 - 100.00	560	30,405,807	24.4	10.78	99.9	633
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	538	31,322,904	25.1	10.22	87.9	628
0.50	5	181,918	0.1	10.59	97.2	641
1.00	61	8,074,841	6.5	8.46	76.5	649
2.00	115	8,470,817	6.8	9.92	88.6	617
2.50	1	178,668	0.1	9.85	100.0	625
3.00	606	76,168,375	61.1	8.23	80.3	619
5.00	5	203,887	0.2	11.92	100.0	644
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	968	95,953,542	77.0	8.62	82.2	619
Reduced	205	14,462,804	11.6	9.69	88.3	639
Stated Income / Stated Assets	141	13,328,170	10.7	9.55	79.5	632
No Income / No Assets	17	856,895	0.7	12.00	86.5	675
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,252	116,605,947	93.6	8.87	83.2	622
Second Home	11	951,122	0.8	8.13	69.3	643
Investor	68	7,044,342	5.7	8.96	75.1	633
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	126	18,556,540	14.9	8.45	77.9	635
Florida	144	16,502,407	13.2	8.66	80.0	620
Ohio	130	12,874,389	10.3	8.50	86.9	622
Michigan	87	6,805,771	5.5	9.04	87.5	619
Texas	88	5,526,490	4.4	9.00	80.3	617
New York	44	5,081,462	4.1	9.12	79.6	650
Washington	33	4,149,463	3.3	8.40	83.7	623
Oregon	30	3,749,044	3.0	8.44	83.0	630
Colorado	29	3,717,561	3.0	7.89	83.9	633
Tennessee	35	3,125,469	2.5	8.27	79.3	608
Virginia	27	2,971,085	2.4	9.24	80.4	621
Nevada	38	2,947,552	2.4	9.53	88.5	631
Arizona	40	2,801,513	2.2	9.44	82.4	620
Georgia	44	2,722,502	2.2	9.74	87.1	625
Pennsylvania	42	2,545,326	2.0	9.24	84.2	618
Other	394	30,524,838	24.5	9.33	84.1	615
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	638	47,145,810	37.8	9.38	89.0	631
Refinance - Rate Term	125	10,827,743	8.7	8.71	84.6	630
Refinance - Cashout	568	66,627,858	53.5	8.54	77.8	617
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Fixed Balloon 30/15	536	26,015,852	20.9	11.01	97.1	639
Fixed Balloon 30/20	41	1,924,561	1.5	11.08	99.9	641
Fixed Balloon 40/30	36	7,367,121	5.9	8.01	75.4	632
Fixed Balloon 45/30	214	34,006,487	27.3	7.88	80.3	620
Fixed Rate	504	55,287,390	44.4	8.51	77.6	616
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	1,110	103,696,281	83.2	8.81	82.2	621
PUD	113	10,647,928	8.5	9.03	86.0	639
Condo	59	4,665,637	3.7	8.89	84.9	641
2 Family	32	3,445,966	2.8	9.36	78.6	618
3-4 Family	17	2,145,600	1.7	10.02	85.6	633
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,316	121,608,104	97.6	8.89	82.8	623
60	11	2,092,700	1.7	8.58	78.0	611
120	4	900,607	0.7	7.45	68.1	628
Total:	1,331	124,601,411	100.0	8.87	82.6	623

*

Note, for second liens, CLTV is employed in this calculation.